QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(e)(13)

PROMISSORY NOTE AND PLEDGE AGREEMENT

$50,000	March 21, 2000
Morgan Hill, California

    FOR VALUE RECEIVED in the above amount in the form of a temporary Bridge Loan to enable the Borrower to pay taxes and landscaping/remodeling, William A. Sole ("Borrower") promises to pay to CIDCO Incorporated, a Delaware corporation (the "Company"), or order, at its principal office (now located in Morgan Hill, California), or such other place as the Company shall designate, the principal sum of fifty thousand Dollars ($50,000) together with interest thereon from the date hereof at the rate of six and twenty one hundredths percent (6.2%) per annum, compounded annually.

    Borrower represents that the principal shall be used towards the payment of taxes and landscaping/remodeling of a new principal residence located in San Jose, California. The above sum will be provided to Borrower in the form of a check or by wire transfer to Borrower's designated bank account on or about five (5) business days following the execution of this Agreement and the Exhibits. The entire sum of unpaid principal and accrued but unpaid interest shall be due and payable on September 29, 2000, unless that date is extended with the written approval of the Company and the Borrower.

    Each payment shall be credited first to interest then due and the remainder to principal. Should interest not be paid when due hereunder, it shall be added to the principal and thereafter bear like interest as the principal, provided such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law.

    The Company may at its option accelerate, in whole or in part, the maturity of the outstanding principal balance due on this Note and any accrued interest thereon upon the termination of Borrower's employment with the Company (or any present or future parent and/or subsidiary corporations of the Company) for any reason, or no reason, with or without cause.

    The undersigned waives demand, presentment, notice of protest, notice of demand, dishonor, diligence in collection and notices of intention to accelerate maturity. Any such acceleration may be automatically effectuated by the Company by making an entry to such effect in its records, in which event the unpaid balance on this Note shall become immediately due and payable without demand or notice.

    Principal and interest are payable in lawful money of the United States of America. The undersigned may prepay any amount due hereunder, without premium or penalty.

    If the Company incurs any costs or fees in order to enforce payment of this Note or any portion thereof, the Borrower agrees to pay to the Company, in addition to such amounts as are owed pursuant to this Note, such costs and fees, including, without limitation, a reasonable sum for attorneys' fees.

    The Borrower hereby waives to the full extent permitted by law all rights lo plead any statute of limitations as a defense to any action hereunder.

    As security for the full and timely payment of this Note, the Borrower pledges and grants to the Company a security interest in a commensurate number of Borrower's options to acquire shares of the Company's common stock (the "Pledged Options"). The undersigned shall, upon execution of this Note, deliver an irrevocable power of attorney to the Company in the form of Exhibit B attached hereto, authorizing the Company (and any officer on behalf of the Company), upon any default in the payment of principal and interest due under this Note, to, at the Company's election and sole discretion, either revoke the Pledged Options, or exercise any or all of the Pledged Options, sell the stock acquired upon exercise of any Pledged Option, and apply an amount (the "Net Spread") equal to the excess of the sale proceeds over the exercise price of the exercised option, minus applicable withholding, to payment of the unpaid principal and accrued interest.

    Notwithstanding the foregoing, the undersigned acknowledges that this Note is a full recourse note and that the undersigned is liable for full payment of this Note without regard to the value at any time or from time to time of the Pledged Options. In the event of any default in the payment of this Note, the Company shall have and may exercise any and all remedies of a secured party under the California Commercial Code, and any other remedies available at law or in equity, with respect to the Pledged Options.

    If the Borrower desires to obtain a release from the Company's security interest in some or all of the Pledged Options, the undersigned shall pay that portion of the principal balance of this Note (plus accrued interest thereon) equal to the Net Spread of the Pledged Options being released. For this purpose, the Net Spread shall be determined based upon the closing price of the Company common stock on the NASDAQ National Market System as reported in the West Coast edition of the Wall Street Journal on such date. The Company shall thereafter effect such release, provided that the Net Spread of the Pledged Options remaining subject to the Company's security interest shall satisfy any requirements of applicable law or regulations.

    As additional security hereunder, Borrower hereby authorizes the Company to deduct from any wages that become owing to Borrower any indebtedness due under this Note which is not timely paid, to the extent that such indebtedness is not fully covered by the exercise or revocation by Company of the Pledged Options; provided, however, that such deduction from wages shall not exceed fifty percent (50%) of the wages due and owing to Borrower for any pay period. The Company may continue such payroll deductions until such time as the total balance due under the Note has been paid in full. Borrower shall obtain the consent of Borrower's spouse to such payroll deductions in the form attached hereto as Exhibit A. Borrower certifies that there is no other assignment of wages by Borrower.

    The failure of the Company to exercise any of the rights created hereby, or to promptly enforce any of the provisions of this Note, shall not constitute a waiver of the right to exercise such rights or to enforce any such provisions.

    As used herein, the undersigned includes the successors, assigns and distributees of the undersigned. As used herein, the Company includes the successors, assigns and distributees of the Company, as well as a holder in due course of this Note.

    This Note is made under and shall be construed in accordance with the laws of the State of California, without regard to the conflict of law provisions thereof.

/s/ BILL SOLE	3/21

William A. Sole

QuickLinks

  Exhibit 99(e)(13)
PROMISSORY NOTE AND PLEDGE AGREEMENT